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                                                                    EXHIBIT 99.1

Davel Communications Group and PhoneTel Technologies Announce Signing of Merger Agreement


Combined Company will be the Nation's Largest Independent Payphone Provider

TAMPA, Fla. and CLEVELAND, June 12 /PRNewswire/ -- Davel Communications Group, Inc. (Nasdaq: DAVL) and PhoneTel Technologies, Inc. (Amex: PHN), today announced the signing of a definitive agreement to combine the two companies. The combined company will be the nation's largest independent payphone provider, with more than 85,000 installed payphones and pro forma 1997 combined revenues of over $200 million. The combination of the companies is expected to result in significant cost savings from lower line and transmission costs, lower field operating costs through more efficient concentration of payphone routes, and elimination of redun dant general and administrative expenses.

Under the terms of the agreement, which has been unanimously approved by the Boards of Directors of both companies, shareholders of PhoneTel will receive Davel common stock based upon a value of $3.08 per share of PhoneTel common stock. The number of Davel shares issued will be based on Davel's average closing price for the 30 consecutive trading days ending on the second trading day prior to shareholders' approval of the deal, subject to a cap of 0.13765 Davel shares for each share of PhoneTel stock. The transaction will be accounted for as a pooling of interests and is expected to be tax free to PhoneTel and Davel common shareholders.

The transaction, which is expected to close in the fall of 1998, is subject to the approval of the shareholders of both companies and receipt of required regulatory approvals. Holders of approximately 28% and 50.6% of the outstanding PhoneTel stock and Davel stock, respectively, have entered into agreements to vote in favor of the transaction.

The transaction is subject to certain other conditions, including the redemption of PhoneTel's 14% PIK Preferred Stock and completion of a cash tender offer for PhoneTel's 12% Senior Notes due 2006 at a price not exceeding 101% of the $125 million principal amount of the notes, with a minimum of 80% of such principal amount having been tendered. Satisfaction of these conditions is dependent upon
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receipt by Davel of financing, which is expected to be obtained through a combination of high yield debt and a senior credit facility.

Davel owns a network of approximately 40,000 installed payphones located in 36 states and the District of Columbia. Coupled with PhoneTel's network of approximately 45,000 payphones in 42 states, the combined company will be more than twice the size of the next largest independent payphone provider. Robert D. Hill, President and Chief Executive Officer of Davel commented, "Having recently entered the final stages of the integration of Communications Central Inc. into the Davel network, we are very excited about the opportunity to combine our operations with those of PhoneTel. With over 75% of PhoneTel's payphones in our existing market areas, we believe that this combination creates an immediate opportunity to achieve significant cost savings."

Commenting on the merger, Peter Graf, Chairman of the Board and Chief Executive Officer of PhoneTel, said, "The merger consideration of $3.08 per share represents a premium of 64% over PhoneTel's closing price yesterday of $1.875 per share. This is a great opportunity to create value for PhoneTel's shareholders." Mr. Graf further noted that the combination of PhoneTel with Davel and CCI provides PhoneTel shareholders a unique opportunity to participate in an independent payphone provider that will have the financial strength and market presence to be a strong competitor in a rapidly changing business environment.

Davel also announced today that, pursuant to the previously announced agreement with Equity Group Investments, Inc. ("EGI") in which an affiliate of EGI will invest $28 million in the Company as payment for 1,000,000 shares of newly issued common stock and warrants to purchase an additional 218,750 shares, Sam Zell and F. Philip Handy will join Davel's Board of Directors. Pursuant to the merger agreement, Peter Graf, will serve on the combined company's Board for a period of one year.

The companies will be combined under a newly formed holding company to be called Davel Communications, Inc. and will be headquartered in Tampa, Florida. David R. Hill, Robert D. Hill and Michael E. Hayes, each of whom is an executive officer of Davel, will continue to serve as the Chairman of the Board, Chief Executive Officer and Chief Financial Officer, respectively, of Davel Communications.

Mr. Hill concluded, "This combination will provide us with significant strategic advantages. When you add the payphone networks of PhoneTel and CCI, the

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management information systems developed for CCI by Perot Systems, Inc. and the capital resources, portfolio and experience of Sam Zell and his team, we believe that we have assembled a strong platform for expansion and value-accretive acquisitions in an industry still characterized by significant fragmentation."

Davel Communications Group, Inc. operates a system of approximately 40,000 pay telephones in 36 states and the District of Columbia and provides long distance operator services for its payphones through its digitally-switched long distance network.

PhoneTel Technologies, Inc. operates a system of approximately 45,000 payphones in 42 states and the District of Columbia.

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Davel Communications Group, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Information on significant potential risks and uncertainties is set forth more fully in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Quarterly Report on Form 10-Q for the first quarter of 1998.

To receive further information about Davel Communications Group, Inc., via fax at no charge, dial 1-800-PRO-INFO and enter code DAVL.

CONTACT: Michael Hayes of Davel Communications Group, Inc., 217-243-4391; or General Information, Alison Ziegler, Analyst Information, Jordon Darrow, or Media Contact, Alicia Nieva-Woodgate, 212-661-8030, all of The Financial Relations Board/ 08:37 EDT

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